Exhibit 10.2

July 17, 2023

Khan M. Siddiqui

Re: Schedule and Salary Modification

Dear Khan,

Thank you for your recent discussions regarding the proposed modification to your schedule and compensation. On behalf of Hyperfine, Inc. (the “Company”), I’ve outlined below our understanding of the agreement regarding this modification to your role as Chief Medical Officer and Chief Strategy Officer. Please review, and if you agree, sign where indicated below. Of course, please do not hesitate to contact me with any questions.

1. Effective Date. Your schedule and compensation will be modified from Full Time to Part Time effective July 24, 2023 (the “Effective Date”).

2. Work Schedule. As of the Effective Date, you will work on a 20% Part Time Employee schedule, with your workweeks generally averaging eight (8) hours per week. Subject to this change in work schedule, you will continue to perform the assigned duties and responsibilities as Chief Medical Officer and Chief Strategy Officer, subject to the Company’s normal work rules and policies.

3. Compensation and Benefits.

(a)
Base Salary. As of the Effective Date, your base salary will be modified to $87,360 per year (i.e., 20% of your prior base salary), which will be paid according to the Company’s standard payment schedule.
(b)
Bonus. You will remain eligible to participate in our Bonus Program. Your bonus target will remain 50% of your base salary and is based on the achievement of our 2023 corporate bonus goals. To be eligible for the bonus, you must be actively employed at the time the bonuses are paid (generally March of the year following the plan year) and performance must be in good standing. You will be eligible for the 2023 bonus, payable in 2024, based on eligible earnings during 2023.
(c)
Benefits. You are eligible to participate in Hyperfine’s benefits and rewards programs, in accordance with the rules and eligibility of those plans currently in effect. As you know, these benefits may be modified or changed from time to time by the Company.
(d)
Executive Severance Plan. As of the Effective Date, you will no longer be eligible to participate in the Hyperfine Executive Severance Plan.

(e)
Equity Awards. Following the Effective Date, your outstanding option and restricted stock unit awards will remain outstanding, and continue to vest, in accordance with their terms.

4. Acknowledgement and Understanding. Except as we’ve outlined above, the provisions of your original offer letter will continue to be in effect. For instance, your employment with the Company will remain at-will, the Company’s policies and procedures will continue to apply pursuant to their terms, and your Confidential Information and Intellectual Property Agreement will remain in effect. By signing below, we both indicate that these terms are based on our mutual understanding, and we both have voluntarily agreed to them.

Please sign below and return this letter to me. Khan, we appreciate all of your contributions to the Company and look forward to continuing our relationship.

Sincerely,

HYPERFINE, INC.

By: /s/ Maria Sainz___________________

Name: Maria Sainz

Title: President & Chief Executive Officer

Confirmed and Agreed:

By: /s/ Khan M. Siddiqui____________

Name: Khan M. Siddiqui

Date: 07/17/2023_______________